FOR IMMEDIATE RELEASE                  CONTACT: Nancy Moses
May 19, 1995                                202-872-2680

                  PEPCO Investment Subsidiary Announces
           Plan To End Investment In Aircraft Leasing Business

     Potomac Capital Investment Corporation (PCI), a wholly-owned non-utility subsidiary of Potomac Electric Power Company (PEPCO), today announced that it has adopted a plan to end its investment in the aircraft equipment leasing business. The plan, announced by H. Lowell Davis, Chief Executive Officer of PCI and Vice Chairman and Chief Financial Officer of PEPCO, was developed after a comprehensive review of PCI's aircraft leasing business.

     Davis said the plan is designed to preserve value by providing an orderly exit from the aircraft leasing business. It calls for no new investment in this business and the sale over the next 18 to 24 months of 13 aircraft which are currently not on leases or are under leases expiring in the near term. The remainder of PCI's aircraft leasing portfolio consists of equipment on long term lease. PCI will decide on a case-by-case basis whether to sell or hold these investments to lease expiration, depending on future conditions and opportunities. PCI will take a one-time, after-tax charge of $110 million in connection with the overall plan.

     "Adoption of this plan will have no effect on PEPCO's dividend policy. This is a non-cash charge against PCI earnings," said Davis. "By ending this portion of PCI's investment program, we eliminate problems that have contributed to investor uncertainties and lower than satisfactory investment returns." He added that the PCI action would have no impact on electric utility earnings or electric rates. "Since the inception of PCI in late 1983, there has been a complete separation of utility and non-utility operations, and electricity prices are determined solely on the basis of utility operations."

     Davis said that the airline industry has experienced a prolonged negative cycle in the 1990s. "Although there are some limited signs of correction and recovery, major uncertainties persist, and we have concluded that this line of business is no longer consistent with our goal of providing a stable supplement to utility earnings."

     During the 1980s, PEPCO made equity capital investments in PCI totaling approximately $145 million. Since its inception in 1983, PCI has contributed approximately $240 million to PEPCO's consolidated earnings and has paid dividends totaling $100 million to PEPCO.

     In addition to its aircraft leasing portfolio, which has a book value of about $620 million following the non-recurring charge, PCI has an investment of approximately $115 million in electric power projects. PCI intends to continue such electric power-related investments. Other PCI investments include a $500 million portfolio of investment grade marketable preferred stock securities, along with real estate in the Washington, D.C. metropolitan area and other smaller investments.

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